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                                EXHIBIT 10.9(h)
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                             LARIZZA INDUSTRIES INC.
                                   Suite 1040
                             201 W. Big Beaver Road
                              Troy, Michigan 48084

                                 June 15, 1995

Vincent Donovan
Suite 1040
201 W. Big Beaver Road
Troy, Michigan 48084

Dear Vince:

        The Board of Directors of Larizza Industries, Inc. (the "Company") had decided to provide you severance benefits if and when your employment with the Company terminates as follows:

        1. Right to Receive Benefits. You shall receive the severance benefits described in paragraph 2 if at any time during the Period (as defined in, and subject to, the provisions of paragraph 5) you terminate your employment with the Company or the Company terminates your employment.

        2.      Severance Benefits. Severance benefits are:

                (a) a continuation of your annual salary you were receiving at the time of termination and an annual bonus (prorated if these benefits terminate mid-year pursuant to paragraph 2(a)(i) below) equal in amount and payable in the same manner as the most recent bonus which was receive by you from the company in the then most recently completed employment year, until the first to occur of,

                (i) the date your first provide any services for compensation or other remuneration to any entity or person who conducts a business which is competitive with the Company's business, and

                (ii) two years after the date of such termination;

        provided, however, if your employment is terminated by your or the Company during the second year of the Period, for any reason whatsoever, the salary and bonus benefits provided for in this paragraph 2(a) shall continue for one year after such termination and not the two years provided for in paragraph 2(a)(i), above.

                (b) during the time in which severance payments are payable to you pursuant to the preceding clause (a), medical, dental, life, disability and prescription drug coverages/insurance presently offered to you as an employee of the Company shall continue and shall be paid by the Company as long as similar medical, dental, life, disability and prescription drug coverage/insurance continues for Company executive employees. In the event Company medical, dental, life, disability and prescription drug coverage/insurance are unavailable to your for any reason, then the Company shall
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June 15, 1995
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        reimburse you up to 150% of your monthly medical, dental, life, disability and drug coverages/insurance benefits costs based upon similar coverages and costs provided when you were employed by the Company;

                (c) in addition, during the time in which severance payments are payable to you pursuant to clause 2(a) above, or for a period of one year after the termination of your employment, whichever is shorter, you may retain the use of the automobile provided you during your employment by the Company and all costs associated with this automobile usage shall be borne by the Company. Payment for the costs associated with this automobile usage shall be made in the same manner following employment termination as these costs were handled while you were employed with the Company.

Salary benefits will be payable in accordance with the Company's usual payroll procedures covering you immediately before your termination.

        3. Employment Status. Nothing in this Agreement changes the present status of your continued employment with the Company or otherwise affects your present employment status with the Company.

        4. Benefits Exclusive. The severance benefits provided in this Agreement are exclusive and in lieu of any other severance benefits to which you may be entitled.

        5. Period. Ronald T. Larizza ("RTL") presently owns and/or controls at least 50% of the Common/voting Stock ("Stock") of the Company which effectively provides RTL management control of the Company. RTL presently contemplates the sale or disposition of substantial amounts of Stock causing RTL the loss of management control of the Company ("Stock Sale"). In the event a Stock Sale occurs before June 15, 1997, you shall be entitled to the severance benefits as provided in paragraph 2, above, if your employment with the Company terminates within two years of a Stock Sale (the "Period"); provided, however, if the Company terminates your employment within 90 days before a Stock Sale, this termination will be deemed to have occurred within the first year of the Period and you shall be entitled to the severance benefits provided under paragraph 2 commencing on the date of the Stock Sale. Notwithstanding the foregoing, if a Stock Sale is not closed before June 15, 1997, this Agreement and all of your rights and benefits under this Agreement shall terminate and become null and void.

        6. Modification. This Agreement is the complete agreement between us and may be modified only by a written instrument executed by both of us.

        7. Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan.

        8. Successor Obligations. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and the Company will require any successor to, or transferee of, all or substantially all of its business or assets to assume all of the Company's obligations under this Agreement (such successor or assign will be deemed, for purposes of this Agreement, to be the Company). This Agreement will be binding upon you and will inure to your benefit, but you may not assign this Agreement without the Company's prior
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June 15, 1995
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written consent. Notwithstanding the terms of the Confidentiality Agreement executed by the Company in June/July, 1995, after a Stock Sale, subject to the terms of this Agreement, you may be employed by, or consult with, any entity or person who executed a Confidentiality Agreement.

         9. Duplicate Copies. This Agreement may be executed in counterparts, both of which together will be deemed an original of this Agreement.

        10. Severability. The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid, and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

        If the terms of this Agreement are acceptable to you, please sign the enclosed copy and return it to me, at which time this Agreement will become effective.


                                        Very truly yours,


WITNESSES:                              LARIZZA INDUSTRIES, INC.


/s/ PATRICK T. DUERR                    By: /s/ RONALD T. LARIZZA
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                                           Ronald T. Larizza
/s/ JANICE HAGEN                           Its: President
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/s/ GINA GUARINO
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The terms of this Agreement are agreed
and accepted as of June 16, 1995


WITNESSES:

/s/ PAULINE BURDETT                     /s/ VINCENT DONOVAN
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                                        Vincent Donovan
/s/ JANICE HAGEN
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